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                               EXHIBIT 10.18

                           EMPLOYMENT AGREEMENT


          This Employment Agreement ("Agreement") is being made and executed as of August 14, 1996, by and between SPARTAN STORES, INC., a Michigan corporation, with principal offices located at 850 - 76th Street, S.W., Grand Rapids, Michigan 49518 ("Company") and JAMES B. MEYER, of 4529 Hidden Ridge Drive, Hudsonville, Michigan 49426 ("Meyer").

                             RECITAL OF FACTS

          The Company has employed Meyer as its President and Chief Operating Officer. Meyer has been appointed to the Company's Board of Directors and has been serving as a member of the board of directors of the Company's subsidiaries. In addition, the Company anticipates that upon the retirement in July 1997 of Mr. Patrick M. Quinn, the Company's Chief Executive Officer, the Company will employ Meyer as the Company's Chief Executive Officer.

          Meyer possesses unique expertise and knowledge concerning the Company's business planning, marketing efforts, suppliers, customers, business practices and policies as well as significant managerial and administrative skills regarding the Company's business. The Company desires to retain this expertise, knowledge and managerial skill. Therefore, the Company and Meyer desire that Meyer will continue to provide future services as an employee for which he will continue to be compensated as provided in this Agreement.

          The Company and Meyer are desirous of reducing to writing their understanding relative to Meyer's employment as President and Chief Operating Officer, and the anticipated employment of Meyer as President and Chief Executive Officer, for the Company and its subsidiaries.
Accordingly, the Company and Meyer have agreed to the following terms and conditions:

          1. PREVIOUS AGREEMENTS. This Agreement is being made and executed by the Company and Meyer pursuant to a resolution adopted unanimously by the Company's Board of Directors. This Agreement supersedes and is controlling with regard to any previous agreement between the Company and Meyer, whether oral or written.

          2. EMPLOYMENT. The Company agrees to continue to employ Meyer and Meyer agrees to accept continued employment from the Company as President and Chief Operating Officer and, if so appointed by the Company's Board of Directors, as President and Chief Executive Officer, of the Company and its subsidiaries upon the terms and conditions set forth in this Agreement.


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          3.   TERM OF EMPLOYMENT.  The term of Meyer's employment under
this Agreement shall begin as of August 14, 1996, and shall continue until the employment is terminated as provided herein or until this Agreement is terminated by mutual written agreement of the Company and Meyer.

          4.   DUTIES.

          a. PRESIDENT AND CHIEF OPERATING OFFICER. Until his employment as President and Chief Executive Officer, Meyer shall perform the duties and exercise the powers of President and Chief Operating Officer of, and shall have supervision and control over, and responsibility for, all aspects of the business, activities and affairs of the Company and its subsidiaries. As such, Meyer shall report only to the Board of Directors and the Company's Chief Executive Officer and his powers and authority shall be superior to those of any other officer or employee of the Company or of any subsidiary except the Chief Executive Officer.

          b. PRESIDENT AND CHIEF EXECUTIVE OFFICER. Upon his employment as President and Chief Executive Officer, Meyer shall perform the duties and exercise the powers of President and Chief Executive Officer of, and shall have supervision and control over, and responsibility for, all aspects of the business, activities and affairs of the Company and its subsidiaries.
     Meyer shall report only to the Board of Directors and his powers and authority shall be superior to those of any other officer or employee of the Company or any subsidiary.

          c. DIRECTOR. Meyer shall, subject to his election as such, serve also as a director of the Company and its subsidiaries during his employment.

          d. OTHER DUTIES AND RESPONSIBILITIES. Meyer shall perform such other duties and have such other responsibilities as may be required from time to time by the Board of Directors and as may be consistent with the Company's Articles of Incorporation, Bylaws, policies and rules and regulations.

          e. PERFORMANCE OF DUTIES. Meyer agrees to perform all duties called for under this Agreement and to the best of his ability to devote his time, energies and skills exclusively to such duties during the term of his employment. Meyer's employment on this exclusive basis is with the understanding that he may have business investments and participate in business ventures which may, from time to time, require minor portions of his time, but shall not interfere with his duties under this Agreement. In addition, he shall be free to make speeches, write articles and participate in public debate and discussions in and

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     by means of any medium of communication so long as such
     activities are not done in a manner inconsistent with his obligations contained in this Agreement, subject to the approval of the Board of Directors.

          5. COMPENSATION. In consideration of Meyer performing the duties required of him under this Agreement, the Company shall pay to Meyer the following compensation during his employment under this Agreement:

          a. BASE SALARY. The Company shall pay Meyer a base annual salary payable in equal weekly payments. The annual salary for each fiscal year shall be as the Company's Board of Directors and Meyer agree as reflected in Schedule A entitled "Compensation Schedule," which is attached to this Agreement and made a part of this Agreement.

          b. BONUS. From time to time, the Board of Directors, at its discretion, may declare and cause the payment of a bonus to Meyer pursuant to any bonus plan adopted by the Board of Directors or by any other action of the Board of Directors.

          6. ACCRUED COMPENSATION. In the event during the term of this Agreement Meyer should die or Meyer's employment shall have terminated for any reason, no later than thirty (30) days following the date of death or termination the Company shall (i) pay to Meyer or his designated beneficiary, as the case may be, any unpaid base annual salary accrued through the date of death or termination, any bonus accrued through the date of death or termination under the terms of the applicable bonus plan, and any unused vacation or sick pay earned to the date of death or termination of employment, and (ii) cause to be paid to Meyer or his designated beneficiary, as the case may be, an amount equal to the cash surrender value of any split-dollar life insurance policies that the Company has obtained for Meyer that is allocable to the portion paid by Meyer.

          7.   SEVERANCE PAY.

          a. SEVERANCE PAYMENT. If the Company terminates Meyer's employment for any reason other than Meyer's death, Meyer's Permanent Disability or "Cause" (as defined in Section 18 of this Agreement), or if Meyer terminates his employment for "Good Reason" (as defined in Section 7(b) of this Agreement), then the Company will make the severance payments in this paragraph. The severance payments will consist of the following: (i) the Company will continue to pay for a period of one year after the effective date of termination Meyer's then current salary; (ii) the Company will continue Meyer's life, health, accident and dental insurance benefits for the one year severance pay period (which continuation would not reduce the period for which Meyer

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     and eligible dependents may be eligible for continuation at
     Meyer's expense under COBRA); (iii) all options to acquire any shares of Company stock that are held by Meyer will immediately vest and become exercisable for a period of ninety days after termination to the extent by their terms they are not then vested or exercisable; (iv) all risks of forfeiture applicable to any restricted stock granted to Meyer will then lapse and no longer apply; (v) the determination of Meyer's Company pension benefits shall include the payment of the salary amounts payable under this Section 7; and, (vi) the Company will purchase and transfer to Meyer the automobile then furnished to him under Section 11 of this Agreement.

               If the Company shall have terminated Meyer's employment due to Meyer's death or Permanent Disability or for Cause, or if Meyer shall have terminated his employment with the Company for any reason other than "Good Reason," then the Company shall not be required under this Section 7 or otherwise to pay to Meyer any severance pay or continue or grant any benefits except any benefits as may be provided in the event of such termination under any pension or welfare benefit, bonus or stock plan generally applicable to Company associates or officers then in effect for the Company.

               If Meyer dies after becoming entitled to receive severance payments under this paragraph, the balance of such payments shall be made to such beneficiaries as he shall have directed in writing or, in the absence of such designation, to his spouse.

          b. GOOD REASON. For purposes of this paragraph, Meyer will be deemed to have terminated his employment for "Good Reason" if, without his express written consent: the Company shall have assigned to him duties substantially inconsistent with his positions, duties, responsibilities and status, or a change occurs in his reporting responsibilities, titles or office, in effect as of the effective date of this Agreement; or his salary, bonus award opportunities or other benefits shall have been reduced or curtailed in any material respect; or the Company shall have failed to obtain the agreement of any successor of the Company to assume and perform this Agreement; or the Company shall have failed to fulfill any of its material obligations under this Agreement; provided, however, that Meyer shall not be entitled to terminate his employment for Good Reason unless he has first given the Board of Directors notice of his intent to do so and the Company has had a reasonable opportunity to correct the occurrence constituting Good Reason and has failed to do so.



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          c.   EMPLOYMENT.  Meyer shall not be required to mitigate
     the severance pay and benefits payable to him under this Section 7 by seeking other employment, nor will the severance pay and benefits be reduced due to any other employment following his termination that complies with the applicable provisions of
     Section 19 of this Agreement.

          8. EXPENSES. The Company shall pay directly or reimburse Meyer for all ordinary and necessary business expenses incurred by Meyer in performing his duties under this Agreement. Those expenses shall include, but not be limited to, expenses incurred for entertainment, travel, meals, lodging and the like incurred by him in the interest of the Company, as well as any seminars, conventions or meetings and any other expenses contemplated by this Agreement. Such expenses shall be paid or reimbursed promptly upon the Company receiving written evidence of that from Meyer unless Meyer is unable to obtain such written evidence of that in which latter event the Company shall pay such expenses upon verbal notification and verification received from Meyer. At its option, the Company shall be permitted to require and Meyer shall complete the filling out of an itemized statement reflecting all travel, lodging and other legitimate reasonable expenses incurred by Meyer under this Agreement in a form and substance consistent with the Company's standard policy.

          9. OFFICE FACILITIES. The Company shall furnish Meyer with an office, stenographic help, supplies, equipment and such other facilities and services suitable to his position and adequate for the performance of his duties as determined within the discretion of the Company.

          10. MEMBERSHIP IN ORGANIZATIONS, ETC. The Company shall continue to maintain and pay for the licensing and memberships of Meyer with and in all licensing or regulatory authorities or agencies, organizations, societies or other professional groups of or with which Meyer was a member or licensed on the date of the execution of this Agreement in addition to any others upon which the Company and Meyer mutually agree.

          11. AUTOMOBILE. During the term of this Agreement, the Company shall furnish Meyer the unlimited use of an automobile of a type determined by the Company. The Company may replace such automobile with a new automobile at any time during the term of this Agreement. The Company shall pay for all expenses relating to the use, including gasoline, maintenance, insurance, repair and operation of, and any purchase or rental payments attributable to, the automobile. Meyer shall pay expenses for gasoline for the personal use of the automobile, and, in addition, the value of any personal use of the automobile shall be reported as wages paid to Meyer. Meyer shall endeavor to keep a written record of any expenses that he may pay and furnish them to the Company for reimbursement when available upon written request of the Company. The Company shall pay


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directly such expense, or reimburse Meyer for such expenses promptly upon receipt of notification of them by Meyer. Meyer shall have the option to purchase any such automobile on the terms and conditions set forth in the contract or lease covering such automobile.

          12. OTHER INSURANCE AND BENEFITS. The Company shall maintain at its expense any life, health, accident and dental insurance maintained by the Company for Meyer as of the effective date of this Agreement and such other insurance, health or other benefits that the Company provides generally to its officers, unless the Board of Directors determines otherwise. The Company will provide membership, including initiation and monthly fees, for one country club and one social or athletic club located in the Grand Rapids area, each as selected from time to time by Meyer.

          13. SICK PAY AND DISABILITY BENEFITS. During each twelve-month period during the term of this Agreement, Meyer shall be entitled to such sick days with pay or such other benefit relating to sick days as provided in the Company's sick pay policy. The Company shall provide and pay for disability insurance benefits under the separate disability insurance policy for Meyer in effect as of the date of this Agreement, or any greater benefits as may be provided otherwise under the Company's policy relating to such benefits.

          14. VACATIONS. During each twelve-month period during the term of this Agreement, Meyer shall be entitled to at least four (4) weeks or such greater amount of paid vacation time consistent with Company policy.

          15. FEES, ETC. All fees, honorariums, compensation or other things of value received or realized as a result of sales made or the rendition of services by Meyer under this Agreement shall belong to and be paid and delivered by Meyer to the Company, except for fees received by Meyer for serving upon boards of directors or boards of trustees, and except that Meyer may accept business gifts, travel and event expenses and fees, and other similar benefits from vendors and others consistent with past practices of the Company applicable to such benefits for officers.

          16. PARTICIPATION IN OTHER EMPLOYEE-BENEFIT PLANS. Nothing in this Agreement shall in any manner modify, impair or affect the existing or future rights or interest of Meyer so long as he is employed by the Company under this Agreement: (a) to receive any employee-benefits to which he would otherwise be entitled, or (b) as a participant in any incentive profit-sharing or bonus plan of the Company or in any pension plan of the Company or ESOP or any cafeteria plan or other such welfare benefit plan, applicable generally to salaried employees. It is understood and agreed by the Company and Meyer that the rights and interest of Meyer to any employee-benefits or as a participant or beneficiary in or under any or all such welfare benefit plans respectively shall continue in full force and effect unimpaired so long as he is employed by the Company under this


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Agreement.  Further, Meyer shall have the right at any time after the date of this Agreement to become a participant or beneficiary under or pursuant to any such welfare benefit plans, if eligible. Meyer shall be a participant in the Company's Supplemental Executive Retirement Plan, as it may be amended, or any similar successor or other plan applicable to Company officers to restore benefits that may be reduced or limited under law.

          17. TRADE SECRETS, ETC. Except as is authorized by the Board of Directors or when in the sound business judgment of Meyer he believes the sharing of information with a non-competitor company may be beneficial to the Company and is consistent with company policy as fixed by Meyer and the Board of Directors, from time to time, Meyer shall not directly or indirectly disclose to any other person, firm, entity or corporation, any confidential information or trade secrets of any nature, including but not limited to:

          a. Present and projected sales figures and other financial information and details of the Company;

          b.   Production techniques;

          c.   Process information;

          d. Marketing and sales knowledge, programs and information;

          e.   Customer lists and suppliers;

          f. Any other plans concerning the present or future business or manufacturing process or expertise of the Company.

          Meyer agrees to surrender to the Company all information, files, memoranda, customer lists, forms and other records or materials relating to the Company and its business, whether acquired prior or subsequent to the date of this Agreement, it being agreed that all such items are, and are to remain, the exclusive property of the Company. Further, following termination of Meyer's employment, Meyer agrees not to disclose to any person, firm, entity or corporation any of the confidential information or trade secrets of the Company.

          18. TERMINATION. Mr. Meyer's employment may be terminated by Company or Meyer as follows:

          a. By Meyer, for any reason whatsoever, giving Company ninety (90) days prior written notice of his intent to terminate employment; or



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          b.   By Company, at will and for any reason whatsoever, by
     giving Meyer ninety (90) days prior written notice of Company's intent to terminate Meyer's employment, or pay in lieu of notice (in addition to any severance pay owing under Section 7 of this Agreement);

          c. By Company, for any commission by Meyer of any act of fraud, dishonesty in connection with Company duties or obligations, willful misconduct, or willful neglect of or gross negligence in the performance of his duties with material adverse effect on the Company ("Cause"); or

          d. By Company, in the event of the death or Permanent Disability of Meyer. The term "Permanent Disability" means Meyer's inability to substantially perform his job duties due to a disability for a continuous period of 6 months or more; or

          e. By Company, by giving Meyer 30 days prior written notice of the Company's intent to termination the event of the dissolution, liquidation, discontinuance of business or bankruptcy of, or the general assignment for the benefit of creditors by, the Company.

          The "date of termination" for purposes of this Agreement shall be the date upon which the notice period expires for purposes of subparagraphs
(a), (b) and (e) or the date upon which any of the events listed occurs for purposes of subparagraphs (c) and (d).

          19. NON-COMPETITION. During the term of this Agreement and for twelve (12) months following the date of termination of his employment, Meyer agrees not to compete directly or indirectly with the Company in the same or similar business of the Company. Meyer's obligations not to compete shall prohibit direct or indirect competitive activity in any states in which the Company or any of its subsidiaries are doing business as of the date of termination. This Section 19 shall not prohibit Meyer from owning any stock in any company listed on any national or regional securities exchange or traded on NASDAQ in a number not greater than 1% of the outstanding shares of the company.

          "Competition" for the purpose of this Agreement shall include, but not be limited to:

          a. Canvassing, soliciting or accepting any business from any present, future or past customer of the Company in lines or products currently being made or supplied by the Company;

          b. Requesting or advising any past, future or present customer or supplier of the Company to withdraw, curtail or cancel his or its business with the Company;

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          c.   Disclosing to any competitor the names of the past,
     future or present customers or suppliers of the Company or any of its business practices, policies or trade secrets and the like;

          d. Becoming an owner, shareholder, director, partner, officer, agent, representative or employee of a competing business; or

          e. Furnishing of any services or advice to a competing business in any capacity whatsoever.

          The Company and Meyer agree that the restrictions as set forth in this paragraph are reasonable in light of the nature of the Company's business and Meyer's position. However, should any court of competent jurisdiction determine that any of these restrictions are unenforceable as written, then the parties agree that such restriction shall, without further acts of the parties, be modified or amended to conform to the judgment of the court as to what would be enforceable, with the restrictions of this paragraph to be then limited in accordance with such judgment.

          In the event of any breach of this paragraph by Meyer, the Company shall be entitled to injunctive relief or such other relief to which it is entitled by law, as well as any damages sustained, together with any actual attorneys' fees and costs incurred as a result of such breach.

          20.  MISCELLANEOUS PROVISIONS.

          a. COMPLIANCE WITH CODE, ETC. It is intended and understood by the Company and Meyer that this Agreement complies with the provisions of the Internal Revenue Code and Regulations in effect at the time of its execution. If, at a later date, the laws of the United States or of the State of Michigan are construed in such a way as to make this Agreement in whole or in part void and of no effect, then this Agreement will be given effect in such manner as will best carry out the purposes and intentions of the Company and Meyer.

          b. BOARD'S POWERS AND LIABILITIES. The Board of Directors shall have full power and authority to interpret, construe, and administer this Agreement. The Board's reasonable interpretations and construction of it, and action under it, shall be binding and conclusive on all persons for all purposes. No member of the Board shall be liable to any person for any action taken or omitted in connection with the interpretation, construction and administration of this Agreement.



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          c.   CONSOLIDATION OR MERGER.  In the event of any
     consolidation or merger of the Company into or with another corporation or other entity or the sale of all or substantially all of the assets of the Company to another corporation or other entity, such corporation or other entity shall assume this Agreement and become obligated to perform all of the terms and conditions of it. Meyer's obligations under this Agreement shall continue in favor of such corporation or other entity.

          d. PROHIBITION AGAINST ASSIGNMENT. Meyer agrees on behalf of himself and of his personal representative and administrators, heirs, devisees, and any other person or persons claiming any benefits under him by virtue of this Agreement that this Agreement and the rights, interests, and benefits under it shall not be assigned, transferred, pledged, or hypothecated in any way by Meyer or any personal representative, administrator, heir, devisee, or other person claiming under Meyer by virtue of this Agreement and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge or hypothecation, or other disposition of this Agreement or of such rights, interests, and benefits contrary to the foregoing provisions, or the levy of any attachment or similar process thereupon, shall be null and void and without effect.

          e. SEVERABILITY. If any provision of this Agreement shall be construed to be illegal or invalid, it shall not affect the legality or validity of any of the other provisions of this Agreement. Such illegal or invalid provision shall be deemed stricken and deleted to the same extent and effect as if never set forth above. All other provisions shall continue in force and effect.

          f. MODIFICATION OR AMENDMENT. No modification or amendment of this Agreement shall be effective unless in writing and signed by Meyer and the Chairman of the Board of the Company acting on behalf of the Board.

          g. WAIVER. No waiver of any term, condition or requirement of this Agreement on one occasion shall not operate as a waiver on any other occasion, nor shall any failure to enforce any provision of this Agreement operate as a waiver of such provision or any other provision of this Agreement.

          h. EFFECTIVE DATE. The effective date of this Agreement shall be as of August 14, 1996.

          i. MICHIGAN LAW. This Agreement shall be governed by and interpreted in accordance with the statutory, decisional and


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     other law of the State of Michigan, regardless of conflicts of law principles. The parties agree that the Circuit Court for the County of Kent, State of Michigan, shall have jurisdiction to hear the determine any and all disputes relating to the interpretation or application of this Agreement.

          j. BINDING EFFECT. This Agreement shall be binding upon the parties, their heirs, legal representatives, successors and assigns.

          k. ATTORNEY FEES. Either party shall be entitled to recover its reasonable attorney fees incurred in an action to enforce this Agreement, in the event of a material breach by the other party.

          This Agreement has been executed by the Company and Meyer on this 11th day of December, 1996, in Grand Rapids, Michigan.

                                   SPARTAN STORES, INC.


                                   By: /S/DONALD J. KOOP
                                      Donald J. Koop
                                      Its Chairman


                                      /S/JAMES B. MEYER
                                      James B. Meyer





















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